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PRESS RELEASE                                                [INHIBITEX LOGO](R)

                                                               www.inhibitex.com


CONTACTS:
INHIBITEX, INC.
Russell H. Plumb
Chief Financial Officer
(678) 746-1136
rplumb@inhibitex.com

Lilian Stern (Investors)
Stern Investor Relations, Inc.
(212) 362-1200
lilian@sternir.com

Kathryn Morris (Media)
KMorrisPR
(845) 635-9828
kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

          INHIBITEX, INC. REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

        Enrollment in Veronate Phase III Trial Surpasses 1,500 Patients;
                  Company Improves Year-End Financial Guidance

ATLANTA, GA - AUGUST 2, 2005 -- Inhibitex, Inc. (Nasdaq: INHX) today announced its financial results for the second quarter ended June 30, 2005 and provided an update to its financial guidance related to the Company's 2005 fiscal year-end results. The Company also reported that, as of July 31, 2005, it had enrolled more than 1,500 patients in a Phase III clinical trial of its lead product candidate, Veronate.

"Our second quarter results illustrate that we continued to be good fiscal stewards of our capital resources while advancing our clinical programs on or slightly ahead of schedule," stated William D. Johnston, Ph.D., president and chief executive officer of Inhibitex. "Based upon our year-to-date financial results, we now anticipate that we will burn less cash this year than we initially expected, while not sacrificing the timely achievement of any of our key clinical or regulatory milestones."

Dr. Johnston added, "Our Phase III clinical trial for Veronate for the prevention of hospital-associated infections in premature, very low birth weight infants continues to enroll well, which we believe is indicative of the strong support among neonatologists to find a solution for this significant unmet medical need. We foresee completing full enrollment around the end of November 2005. With respect to Aurexis, our second product candidate, we achieved a number of important milestones during this past quarter, the most notable of which was the announcement of favorable top line results from our Phase II bacteremia clinical trial. We plan to meet with the FDA this fall to discuss our Phase II findings and the design of our follow-on trial for Aurexis in this indication."

SECOND QUARTER 2005 FINANCIAL RESULTS

At June 30, 2005 the Company held cash, cash equivalents and short-term investments of $65.9 million.

The Company reported that its net loss attributable to common stockholders for the second quarter of 2005 was $10.1 million, as compared to $8.0 million for the second quarter of last year. For the six months ended June 30, 2005, net loss attributable to common stockholders was $20.0 million, as compared to $14.5 million in 2004. The increase in the loss in 2005 was principally due to an increase in research and development expenditures and to a lesser extent, an increase in general and administrative expenses, offset in part by an increase in interest income and the elimination of non-cash charges associated with dividends and accretion to redemption value of redeemable preferred stock that was converted into common stock upon completion of the Company's initial public offering in June 2004.

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Basic and diluted net loss per share attributable to common stockholders was
$0.40 for the second quarter of 2005, as compared to $1.72 for the second quarter of 2004. For the six months ended June 30, 2005, basic and diluted net loss per share attributable to common stockholders was $0.80 as compared to $5.49 for the same period of 2004. The significant reduction in net loss per share attributable to common stockholders for both the three month and six month periods ended June 30, 2005, as compared to similar periods in 2004, was due to a substantial increase in the number of weighted-average shares of common stock outstanding. This increase was a result of shares issued in connection with the Company's initial public offering in June 2004, including the conversion of all its preferred stock, and accrued dividends thereon, into common stock upon the closing of that offering, and shares issued in connection with a $50 million private placement (PIPE) financing that the Company completed in November 2004.

Revenue in the second quarter of 2005 was $169,000 as compared to $163,000 in the second quarter of 2004. For the six months ended June 30, 2005, revenue was $446,000 as compared to $325,000 for the same period in 2004. The increase in revenue in 2005 was the result of proceeds received from research activities performed under a materials transfer agreement that did not exist in 2004.

Research and development expense for the second quarter of 2005 was $8.8 million, as compared to $6.1 million during the second quarter of 2004. The increase of $2.7 million in 2005 is largely the result of a $1.9 million increase in clinical trial costs, virtually all of which was associated with the Company's ongoing Phase III Veronate clinical trial, and to a lesser extent, a $0.5 million increase in expenditures related to manufacturing clinical trial material for the Aurexis program.

Research and development expense increased to $17.9 million for the six months ended June 30, 2005 from $10.1 million for the same period in 2004. The increase of $7.8 million resulted primarily from a $4.7 million increase in clinical costs, all of which were associated with the Company's ongoing Phase III Veronate trial, and a $2.6 million increase in expenditures related to manufacturing of clinical trial material, of which the majority was associated with the Aurexis program.

General and administrative expense increased to $1.8 million in the second quarter of 2005 as compared to $0.8 million for the second quarter of 2004. General and administrative expense increased to $3.2 million for the six months ended June 30, 2005 from $1.7 million for the same period in 2004. The increase for the three month and six month periods ended June 30, 2005 was primarily the result of $0.5 and $0.9 million, respectively, in additional direct costs incurred in 2005 as a result of the Company becoming publicly-traded in June 2004, including higher audit and legal fees, consulting fees associated with implementing the requirements of Section 404 of the Sarbanes-Oxley Act, increased board of directors' fees and increased premiums for directors' and officers' liability insurance. In addition, for the three month and six month period ended June 30, 2005, personnel-related costs increased by $0.4 million and $0.5 million, respectively, as compared to the same periods in 2004 primarily due to higher salaries, the hiring of additional personnel, and recruiting and relocation expenses related to the addition of a sales and marketing executive.

2005 FINANCIAL GUIDANCE

The Company provided updated financial guidance, indicating it currently anticipates that its financial results for the fiscal year ending December 31, 2005 should reflect the following:

-   Total revenue of approximately $800,000 to $1.0 million;
-   Total operating expenses of approximately $45 to $47 million; and
- Cash, cash equivalents and short-term investments in the amount of approximately $39 to $41 million at December 31, 2005.

As compared to prior guidance provided by the Company, this updated financial guidance reflects a slight increase in revenues, a $2 million decrease in expected operating expenses for the year and a $4 million increase in anticipated cash, cash equivalents and short-term investments on hand at December 31, 2005.


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Financial guidance involves a high level of uncertainty and is subject to numerous assumptions and factors. These factors include, but are not limited to, the variability, timing and costs associated with conducting clinical trials, the enrollment rates in such trials, the results of these clinical trials, the timing of the manufacturing of the related clinical trial materials, the funding requirements of preclinical research programs, the cost of filing, prosecuting and enforcing patents or other intellectual property rights, the level of general and administrative expenses needed to support the Company's business strategy and the potential that the Company may enter into new licensing agreements or strategic collaborations in the future.

SECOND QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

-   VERONATE

With respect to its 2,000-patient Phase III trial of Veronate for the prevention of hospital-associated infections in very low birth weight infants, the Company indicated that it has qualified and initiated 95 sites, 91 of which have enrolled at least one patient. The Company also indicated that it has now enrolled over 1,500 patients and therefore anticipates that the independent Data Safety Monitoring Board (DSMB) responsible for evaluating certain safety and statistical data from this trial will meet within the next four to eight weeks to perform its third review. The DSMB met and reviewed available data after both 500 and 1,000 patients had been enrolled in the trial, and in each case, unanimously agreed that the trial should continue as designed, without modification.

-   AUREXIS

In May 2005, the Company reported top line results from its 60-patient Phase II trial of Aurexis, in combination with antibiotics, for the treatment of documented S. aureus bloodstream infections in hospitalized patients. Favorable results were observed in the composite primary endpoint of mortality, relapse rate and infection-related complications, and a number of secondary endpoints and ad-hoc analyses, including the progression in the severity of sepsis, the number of days in the intensive care unit, and the resolution of complications due to S. aureus bacteremia. Based on the results of this trial, the Company intends to advance Aurexis into an appropriately-powered, follow-on trial in this indication.

The Company completed its eight-patient Phase I clinical trial of Aurexis to evaluate its safety and pharmacokinetics in patients with end-stage renal disease (ESRD). Based on the pharmacokinetic data from this trial, the Company intends to include patients with ESRD in its follow-on trial of Aurexis for the treatment of documented S. aureus bloodstream infections in hospitalized patients.

In June, the Company initiated a 30-patient, Phase II clinical trial of Aurexis in patients with cystic fibrosis who are chronically colonized with S. aureus. Two doses of Aurexis are being tested for safety, pharmacokinetics, and to evaluate the potential impact of Aurexis on S. aureus bacterial load and pulmonary inflammation in these patients.

CONFERENCE CALL AND WEBCAST INFORMATION

William D. Johnston, Ph.D., president and chief executive officer, and other members of Inhibitex's senior management team will review second quarter results and provide an update on the Company's clinical development programs via a webcast and conference call today at 8:30 a.m. EDT. To access the call, please dial 800-475-3716 (domestic) or 719-457-2728 (international) five minutes prior to the start time, and provide the access code 7074225. A replay of the call will be available from 11:30 a.m. EDT on August 2, 2005 until 11:59 pm EDT on August 9, 2005. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), and reference the access code 7074225.

A live audio webcast of the call will also be available on the "Investors" section of the Company's website, www.inhibitex.com. An archived webcast will be available on the Inhibitex website approximately two hours after the event for a period of thirty (30) days.

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ABOUT INHIBITEX

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company's most advanced product candidates are Veronate and Aurexis, both of which the Company has retained worldwide rights to. The Company's three preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Inhibitex(R), MSCRAMM(R), Veronate(R), and Aurexis(R) are registered trademarks of Inhibitex, Inc.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding: the expected to time to complete enrollment in its ongoing Phase III clinical trial of Veronate; the Company's intention to proceed to an appropriately-powered clinical trial of Aurexis in patients with documented S. aureus bloodstream infections; the Company's intention to meet in the fall with the FDA to discuss the Aurexis; clinical development plan and guidance regarding estimated revenues, expenses and cash balances for the fiscal year ending December 31, 2005 are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the cost and time for investigators to enroll patients in the Company's ongoing clinical trials; the use of third-party contract clinical research organizations, raw material suppliers and manufacturers, who may not fulfill their contractual obligations or otherwise perform satisfactorily in the future; maintaining sufficient quantities of clinical trial materials on hand to complete its clinical trials; the ability to obtain DSMB or regulatory approval to commence or continue its clinical trials on a timely basis; the length of time it takes the Company to perform a final evaluation of the Phase II Aurexis data and unknown findings that may arise in the Company's final analysis of such data; obtaining, maintaining and protecting the intellectual property incorporated into and supporting its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated amounts; the ability to obtain additional funding to support its business activities and other cautionary statements contained elsewhere herein, in its Annual Report on Form 10-K for the year ended December 31, 2004 and in risk factors described in or referred to in greater detail in the "Risk Factors" section of the Company's prospectus, which forms part of its Registration Statement on Form S-3, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on July 7, 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company's business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.



                                    - more -


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                                 INHIBITEX, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)




                                                                               JUNE 30,         DECEMBER 31,
                                                                               2005             2004
                                                                               -------------    -------------
ASSETS
Current assets:
   Cash and cash equivalents ...............................................   $  26,275,755    $  71,580,823
   Short-term investments ..................................................      39,650,942       15,623,887
   Prepaid expenses and other current assets ...............................       1,848,910        1,082,359
   Accounts receivable .....................................................         192,178          322,019
                                                                               -------------    -------------
      Total current assets .................................................      67,967,785       88,609,088
   Property and equipment, net .............................................       7,649,820        2,629,987
                                                                               -------------    -------------
      Total assets .........................................................   $  75,617,605    $  91,239,075
                                                                               =============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable .......................................................   $   1,132,137    $   3,077,636
    Accrued expenses .......................................................       5,330,195        3,587,093
    Current portion of notes payable .......................................       1,338,262          877,239
    Current portion of capital lease obligations ...........................         570,739          315,043
    Current portion of deferred revenue ....................................         191,667          191,667
    Other current liabilities ..............................................       1,334,767        1,000,000
                                                                               -------------    -------------
       Total current liabilities ...........................................       9,897,767        9,048,678
Long-term liabilities:
   Notes payable, net of current portion ...................................       1,492,925          486,112
   Capital lease obligations, net of current portion .......................       1,065,696          321,190
   Deferred revenue, net of current portion ................................         762,498          837,498
   Other liabilities, net of current portion ...............................       1,452,599               --
                                                                               -------------    -------------
      Total long-term liabilities ..........................................       4,773,718        1,644,800
Stockholders' equity:
   Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30,
2005 and December 31, 2004; none issued and outstanding ....................              --               --
    Common stock, $.001 par value; 75,000,000 shares authorized at June
30, 2005 and December 31, 2004; 25,203,583 and 25,133,327 shares issued and
outstanding at June 30, 2005 and December 31, 2004, respectively ...........          25,204           25,133
   Common stock warrants ...................................................      11,555,968       11,555,968
   Additional paid-in capital ..............................................     173,353,502      173,188,745
   Deferred stock compensation .............................................      (1,020,723)      (1,269,099)
   Deficit accumulated during the development stage ........................    (122,967,381)    (102,955,150)
                                                                               -------------    -------------
      Total stockholders' equity ...........................................      60,946,120       80,545,597
                                                                               -------------    -------------
      Total liabilities and stockholders' equity............................   $  75,617,605    $  91,239,075
                                                                               =============    =============
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                                 INHIBITEX, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

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
                                                THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                     JUNE 30,                                    JUNE 30,
                                          ----------------------------                ----------------------------
                                               2005           2004                        2005            2004
                                          ------------    ------------                ------------    ------------
Revenue:
   License fees and milestones ........   $     37,500    $     37,500                $     75,000    $     75,000
   Collaborative research and
    development .......................        125,000         125,000                     250,000         250,000
   Grants and other revenue ...........          6,020              --                     120,651              --
                                          ------------    ------------                ------------    ------------
Total revenue .........................        168,520         162,500                     445,651         325,000
Operating expense:
   Research and development ...........      8,781,635       6,061,771                  17,911,248      10,099,756
   General and administrative .........      1,818,912         818,937                   3,227,327       1,661,448
   Amortization of deferred stock
    compensation ......................        124,188         118,193                     248,376         224,913
                                          ------------    ------------                ------------    ------------
Total operating expense ...............     10,724,735       6,998,901                  21,386,951      11,986,117
                                          ------------    ------------                ------------    ------------
Loss from operations ..................    (10,556,215)     (6,836,401)                (11,661,117)
Other income (expense),  net ..........             --          14,050                          --          14,050
Interest income (expense),  net .......        486,222          10,255                     928,619          13,403
                                          ------------    ------------                ------------    ------------
Net loss ..............................    (10,069,993)     (6,812,096)                (20,941,300)    (11,633,664)
Dividends and accretion to redemption
    value of redeemable preferred stock             --      (1,221,822)                         --      (2,823,160)
                                          ------------    ------------                ------------    ------------
Net loss attributable to
     common stockholders ..............   $(10,069,993)   $ (8,033,918)               $(20,012,681)   $(14,456,824)
                                          ============    ============                ============    ============


Basic and diluted net loss per
     share attributable to common
    stockholders ......................   $      (0.40)   $      (1.72)               $      (0.80)   $      (5.49)
                                          ============    ============                ============    ============

Weighted average shares used to compute
    basic and diluted net loss per
    share attributable to common
    stockholders ......................     25,198,094       4,669,950                  25,172,976       2,633,918
                                          ============    ============                ============    ============
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